Exhibit 23.5

Consent of Independent Registered Public Accountant Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2013, with respect to the consolidated financial statements of Actient Holdings LLC, incorporated by reference in the proxy statement/prospectus that is made a part of the Registration Statement (Form S-4) of Endo International plc for the merger of Endo International plc and Auxilium Pharmaceuticals, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois

November 11, 2014